Exhibit 10.14

OBA FINANCIAL SERVICES, INC. & OBA BANK

Cash Incentive Compensation Program

July 1, 2011 – June 30, 2012

I.	PROGRAM PHILOSOPHY

The OBA Financial Services, Inc. (“OBAF”) and OBA Bank’s (“OBA”) (collectively, the “Company”) Incentive Compensation Program ( the “Program”) is designed to recognize and reward those employees who make the greatest contribution to the success of the Company, in terms of attaining specific goals and objectives detailed in the Company’s Strategic Plan. . The Program is designed to stimulate the accomplishment of the Company’s strategic plans and solutions to the Company’s challenges while reinforcing the Company’s commitment to total quality management, service excellence and pay-for-performance.

II.	PROGRAM POLICY

A.	The Incentive Compensation Program is structured in two levels:

1) Individual Incentive Matrices: Incentive awards for Senior Management, Department Managers, Business Development Officers and Branch Managers are based on performance objectives detailed in their individual incentive matrix.

2) All Other Individual Incentive Awards: Incentive awards for all other exempt and nonexempt staff are based on a combination of the Company’s Financial Performance and the attainment of Individual Performance Objectives.

III.	PROGRAM DESCRIPTION

A.	Company Level Awards

The categories that are used to determine the financial performance of the Company and the basis for 100% of the Company Level Incentive Awards are:

1)	Capital Adequacy
2)	Asset Quality
3)	Management
4)	Earnings
5)	Liquidity
6)	Sensitivity

Target goals are established annually. The total number of points that can be earned at the Company Level is 100.

Refer to Exhibit A attached hereto.

B.	Individual Incentive Matrices

Individual incentive matrices are developed based on functional job titles. The amount of Incentive Compensation as a percent of base compensation varies by functional title and is set annually based on the needs of the Company. Points are awarded based on the attainment of pro-rated specific Company and individual goals.

C.	All Other Individual Incentive Awards

All individuals who do not have an individual matrix are eligible for an incentive award based on a combination of Company level performance and individual level performance ratings.

1.	Company Level Awards

The maximum number of points awarded for Company Level Awards is 50. The amount of each award meeting the minimum point requirement is determined by multiplying the actual number of points achieved at the Company level by 50%.

2.	Individual Level Awards

Individual Incentive Awards will recognize those employees whose performance is rated Excellent, Very Good or Good.

IV.	ALLOCATION METHOD

A.	Individual Incentive Matrices:

1.	Incentive Awards are awarded annually in July.

2.	Incentive Awards are awarded on the following points allocation:

a.	Executive Officer Matrices consist of Company level goals only.

b.	All other Incentive Matrices are divided between two components: Company goals and specific individual goals. The functional title will determine the division. The total points for all categories will equal 100.

c.	A minimum of 50% of the aggregate points available for achieving Company level goals must be attained in order to receive an incentive payment for that component.

d.	A minimum of 50% of the aggregate points available for achieving specific individual goals must be attained in order to receive an incentive payment for that component.

3.	Full-time Employees must have completed 6 consecutive months of employment to be eligible to receive an incentive award. The award is pro-rated based on number of months employed.

B.	All Other Individual Incentive Awards Point Values

1.	Incentive Awards are awarded annually in July, based on meeting the Company Level goals. The CEO of the Company may decide to award Individual Level Awards even if the Company Level goals have not been met.

2.	Incentive Awards are based on the following points allocation:

Company Level Awards = 50 points

Individual Level Awards = 50 points

3.	Within the Company Level, the 50 points will be calculated by multiplying the total number of points achieved for attaining Company goals by 50% subject to at least 50 points being earned at the Company level.

4.	Only employees whose most recent Performance Rating is Excellent, Very Good or Good are eligible for Individual and Company Awards. Full-time employees, as defined in the Company’s Employee Handbook, must have completed 6 consecutive months of employment to be eligible to receive an incentive award. The award is pro-rated based on number of months employed.

Part-time employees, who have completed 6 consecutive months of employment will be eligible, based on performance, to receive a Bonus/Incentive Award at 50% of the value. (e.g. Good = 90 pts @ $30.00 per point = $2,700 @ 50% = $1,350)

5.	Within the Individual Level, the 50 points is divided with a rating of Excellent = 50 points, Very Good = 45, points, or Good = 40 points unless the employee has a specific incentive matrix, in which case, the matrix will govern the bonus amount.

*V – Point Values for 2011—2012

A.	See attached matrices for point values for the following:
•	Senior Management Staff:
¡	EVP-Support Division, 12%
¡	EVP-Sales Division, 12%
¡	SVP/CFO 12%
¡	VP- HR/Compliance 12%
•	Business Development Officers, including:
¡	Business/Retail Banking Group Managers 12%
¡	VP-Residential Lending Manager 12%
¡	VP-Commercial Bankers 10%
¡	VP-Mortgage Loan Officer 9.5%
¡	Branch Managers 9.5%
•	Department Managers, including:
¡	VP-Information Security, 8%
¡	VP-Controller, 8%
¡	VP-Loan Administration Manager, 8%
¡	VP-Credit Manager. 8%

B.	All Other Exempt Staff -

1 Point = $40.00 (Max. $4,000)

C.	All Other Employees -

1 Point = $ 30.00 (Max. $3,000)

*NOTE:

a)	Percentages for employees with individual matrices and point values for all other employees will change from year to year based on the Company’s Strategic Plan and Budget but could be increased/decreased depending on success/failure at achieving these goals.

b)	Bonus percentage will be calculated on base salary prior to performance—based increase being added. All Bonuses will be a lump sum payment net of taxes.